Exhibit 99.1

INFORMATION
Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
John Hastings
314-863-1100
FURNITURE BRANDS INTERNATIONAL REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS
St. Louis, Missouri, November 4, 2009 — Furniture Brands International (NYSE: FBN) announced today its financial results for the third quarter ended September 30, 2009.
Net sales from continuing operations for the 2009 third quarter were $293.7 million, compared with $412.8 million in the third quarter of 2008, a decline of 28.9% from the 2008 quarter. On a sequential basis, net sales increased 1.9% from the second quarter of 2009. Results from continuing operations were a loss of $0.48 per diluted share in the 2009 quarter compared to a loss of $0.86 per diluted share for the third quarter of 2008.
“Furniture Brands’ actions during this unprecedented economic downturn have enabled the company to improve its balance sheet and gross margin while creating the opportunity for significant earnings leverage that will enhance financial results as industry fundamentals stabilize and improve,” said Ralph P. Scozzafava, Chairman of the Board and Chief Executive Officer. “Our balance sheet continues to improve with a solid cash position, and we’ve reduced our debt by nearly $200 million from the third quarter of 2007. Through continued cost discipline, gross margin for the most recent quarter improved to 23.1%, reflecting more efficient manufacturing operations, workforce reductions, and the impact of continuing to consolidate our supply chain organization. We are not satisfied with this gross margin level, and we are focused on driving further improvements through the benefits of consumer tested products, shared services, further consolidation of our supply chain, and Lean manufacturing,” Mr. Scozzafava said.
Key elements of our supply chain initiatives include centralized purchasing of raw materials and supplies, accelerated implementation of Lean manufacturing practices, improved sales and operations planning, better management of third-party manufacturing through FBN Asia, outsourcing of domestic freight carriers for several brands, and consolidation of distribution centers.
Gross margin for the 2009 third quarter was 23.1% compared to 16.3% in the same quarter of 2008. Selling, general, and administrative costs for the 2009 third quarter totaled $89.2 million, which is a significant decrease from the $129.2 million in SG&A costs reported in the 2008 quarter. Results for both quarters include numerous selected items that are detailed in a table attached to this press release.
At September 30, 2009, the company reported cash and cash equivalents of $76.5 million and long-term debt of $102 million resulting in net debt of $25.5 million. This net debt position compares favorably to net debt of $51.7 million at June 30, 2009 (reported cash of $77.3 million and debt of $129 million) and $83.4 million at December 31, 2008 (reported cash of $106.6 million and debt of $190 million). During the quarter, the company generated $26.3 million in cash flow, exclusive of changes in debt balances and the impact of tax refunds. The company continues to expect to generate positive cash flow for the year 2009, exclusive of changes in debt balances and without the impact of tax refunds.
“While we have chosen to exit unprofitable sales agreements, every manager in our organization realizes that driving revenue through value-added relationships holds the key to the company’s long-term profitability,” Mr. Scozzafava said. “Many of the revenue-enhancing initiatives the company has implemented in the past 18 months have been hindered by the severe decline in consumer spending. These programs are building traction and in a more stable marketplace will help produce the operating leverage that has always been a key focus of our strategic plan,” Mr. Scozzafava said.
Upcoming Investor Event
A conference call will be held to discuss third quarter results at 7:30 a.m. (Central Time) on November 5, 2009. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info’’. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Non-U.S. GAAP Financial Measures
We use certain non-U.S. GAAP financial measures to supplement our U.S. GAAP disclosures. We do not, and do not suggest investors should, consider such non-U.S. GAAP financial measures in isolation from, or as a substitute for, U.S. GAAP financial information. These non-U.S. GAAP financial measures may not be consistent with presentations made by other companies. Whenever we disclose such non-U.S. GAAP financial measures, we provide a reconciliation of such measures to the most closely applicable U.S. GAAP measure.
Management measures net debt and changes in net debt to assess the degree of debt held by the Company and to monitor our ability to manage our debt position. We present net debt as total long-term debt, less cash and cash equivalents. While we believe this non-U.S. GAAP information is useful, our calculation of net debt excludes other assets and liabilities which we consider, and suggest investors consider, in assessing our financial condition and liquidity position.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,”, “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Net sales	$293,662	$412,753	$938,796	$1,339,823
Cost of sales	225,920	345,631	729,085	1,061,332

Gross profit	67,742	67,122	209,711	278,491
Selling, general & administrative expenses	89,172	129,209	248,401	363,169

Operating loss	(21,430)	(62,087)	(38,690)	(84,678)
Interest expense	1,036	2,940	4,336	9,885
Other income (expense), net	(190)	1,386	1,497	4,703

Loss from continuing operations before income tax expense (benefit)	(22,656)	(63,641)	(41,529)	(89,860)
Income tax expense (benefit)	880	(21,920)	2,176	(27,891)

Net loss from continuing operations	(23,536)	(41,721)	(43,705)	(61,969)
Net earnings from discontinued operations	—	—	—	29,920

Net loss	$(23,536)	$(41,721)	$(43,705)	$(32,049)

Earnings (loss) per common share — Basic and Diluted:
Loss from continuing operations	$(0.48)	$(0.86)	$(0.90)	$(1.27)
Earnings from discontinued operations	$—	$—	$—	$0.61
Net loss	$(0.48)	$(0.86)	$(0.90)	$(0.66)

Weighted average common shares outstanding — Basic and Diluted	48,706	48,794	48,728	48,720
Selected Items Included in Condensed Consolidated Statements of Operations
The following items are included in our Condensed Consolidated Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Selected items increasing / (decreasing) loss from continuing operations before income tax expense (benefit):

Factory downtime costs	$1,449	$4,151	$7,162	$13,955
Severance charges	1,326	1,713	3,532	1,787
Inventory charges	—	15,600	$—	$15,600
Plant closure costs	—	586	—	586
Impairment charges	—	518	—	536

Total cost of sales	$2,775	$22,568	$10,694	$32,464

Closed store expense	$3,278	$9,929	$5,283	$23,349
Impairment charges, net of gain on sale of assets	420	250	245	(993)
Severance charges	586	1,655	710	1,655
Accounts receivable charges	—	13,630	—	24,741
Professional fees (shared services and proxy advisory)	—	400	—	8,561

Total selling, general and administrative expenses	$4,284	$25,864	$6,238	$57,313

Valuation allowance — tax assets (included in income tax expense (benefit))	$8,178	$3,000	$15,385	$3,000

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$76,490	$106,580
Receivables, less allowances of $23,287 ($34,372 at December 31, 2008)	130,876	178,590
Income tax refund receivable	2,282	38,090
Inventories	282,734	350,026
Prepaid expenses and other current assets	11,264	12,592

Total current assets	503,646	685,878

Property, plant and equipment, net	140,855	150,864
Trade names	127,300	127,300
Other assets	33,286	35,476

	$805,087	$999,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$—	$30,000
Accounts payable	68,622	85,206
Accrued expenses and other current liabilities	74,094	112,296

Total current liabilities	142,716	227,502

Long-term debt	102,000	160,000
Deferred income taxes	28,566	27,917
Pension liability	138,135	137,199
Other long-term liabilities	70,761	80,406
Shareholders’ equity	322,909	366,494

	$805,087	$999,518

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(43,705)	$(32,049)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,455	18,784
Compensation expense (credit) related to stock option grants and restricted stock awards	(971)	3,146
Provision (benefit) for deferred income taxes	892	(15,837)
Gain on sale of discontinued operations	—	(48,109)
Other, net	(317)	(2,318)
Changes in operating assets and liabilities:
Accounts receivable	45,727	56,683
Income tax refund receivable	35,808	403
Inventories	70,100	22,253
Prepaid expenses and other assets	2,628	2,371
Accounts payable and other accrued expenses	(55,940)	21,167
Other long-term liabilities	(7,852)	(30)

Net cash provided by operating activities	61,825	26,464

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	—	(11,304)
Proceeds from the sale of business, net of cash sold	—	73,359
Proceeds from the disposal of assets	3,941	3,338
Additions to property, plant and equipment	(7,846)	(14,329)

Net cash provided (used) by investing activities	(3,905)	51,064

Cash flows from financing activities:
Payments of long-term debt	(88,000)	(100,800)
Restricted cash used for the payment of long-term debt	—	20,000
Payments of cash dividends	—	(5,844)
Other	(10)	(8)

Net cash used by financing activities	(88,010)	(86,652)

Net decrease in cash and cash equivalents	(30,090)	(9,124)
Cash and cash equivalents at beginning of period	106,580	118,764

Cash and cash equivalents at end of period	$76,490	$109,640

Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$(35,088)	$7,958

Cash payments for interest expense	$4,500	$10,747